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                                                               EXHIBIT EX-99.p.9

                           EQUINOX CAPITAL MANAGEMENT

                                 CODE OF ETHICS

Equinox Capital Management serves as an Investment Adviser under the Investment Advisers Act of 1940, and has adopted this Code of Ethics (the "Code") in compliance with Rule 204A-1 under the Act. The Code allows Employees, Directors and Officers (hereinafter referred to as "employees") to maintain personal securities accounts provided any personal investing is consistent with Equinox Capital Management's fiduciary duty to its clients and consistent with regulatory requirements.

COMPLIANCE WITH LAWS AND REGULATIONS & STANDARDS OF BUSINESS CONDUCT

All employees are required to comply with federal securities laws. It is unlawful for any employee of Equinox Capital Management, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

      -     To defraud such client in any manner;

      - To mislead such client, including making a statement that omits material facts;

      - To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

      -     To engage in any manipulative practice with respect to such client;
            or

      - To engage in any manipulative practice with respect to securities, including price manipulation.

Equinox Capital Management recognizes that all employees owe a fiduciary duty to its clients and should follow the standards of business conduct below:

      -     The duty at all times to place the interests of our clients first;

      - The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential

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            conflict of interest or any abuse of an employee's positions of trust and responsibility;

      - The principle that investment adviser personnel should not take inappropriate advantage of their positions;

      - The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and

      - The standards discussed in this section govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below.

PROCEDURES

All employees of Equinox Capital Management are required to abide by the Code as it pertains to employee and employee related trading in covered securities. This type of trading, with the exception of exempted transactions as defined below, should include self-directed activity for yourself, as well as for your spouse, minor children, or any person who lives with you, as well as any other account over which you have any direct or indirect beneficial ownership:

      - Equinox Capital Management maintains a Restricted and Watch stock list that should be referred to by all employees when entering into transactions for employee and employee related accounts. The Restricted portion of the list contains issues which portfolio managers and research analysts are considering as purchases for clients, and all names contained on that list are restricted from employee and related trading. The Watch portion of the list contains names that are held by clients and all names on that list are subject to the procedures in this Code. All employees and related accounts will be restricted from purchasing any security contained on the Watch list for seven days front/back of a client trade ("blackout period"). If an employee or related account has executed an order within the blackout period, (i.e., a client accounts trades the issue after the employee trade) the employee or related account execution will stand as long as the client receives the better execution price. If the employee or related account has received a better price, the employee will need to disgorge the difference to a charity of their choosing and ensure that the Compliance Department receives documentation of the disgorgement. All employees and related accounts are prohibited from selling any security contained on the Watch list, except for a one-week window period that will occur twice annually. During that one-week window period, employees and related accounts will be permitted to sell securities contained on the Watch list, but will still be required to disgorge the price difference if a client trades the same security within the blackout period and the employee or related account receives a better price for their trade. Again, the employee will need to disgorge the difference to a charity of their choosing and ensure that the Compliance Department receives documentation of the disgorgement. The Chief Compliance Officer will schedule the window period at the beginning of each year, and employees will be notified of those window periods at the same time the annual certifications are being signed.

      - All employee and related account trading covered by the Code must be pre-cleared and

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         approved prior to execution. Trades should be written up on a pre-printed trade ticket, and then approved by the Chief Executive Officer. If the CEO is not available, the Chairman should approve the transaction. If the CEO and Chairman are not available, then the Chief Compliance Officer is authorized indicate approval. Employees are not able to execute a trade until an authorized signatory has approved the trade. After the transaction has been executed, the approved trade ticket, completed with the execution price should be returned to the Chief Compliance Officer for inclusion in employee trading files, with a copy also given to the CEO. If trades have been entered at a limit and are not executed on the day approval was received, the above procedure will need to be repeated the following day if the order is to be completed. If the procedure is not repeated and the trade has not been approved, the standing order should be cancelled. When seeking approval for a sell order, a brokerage statement dated at least 2 month ends prior to the sale date must be handed in at the same time for inclusion with the order memoranda in order to determine that the issue has been held for more than 60 days. When trading while on the road, employees will need to fax or email the individuals above, in the order above, with the details of the trade prior to execution. If effecting a sale transaction, employees will need to fax the corresponding buy info in order to receive trade approval. Employees may not execute the trade until they have heard back via email or fax from the aforementioned individuals that the trade has been approved. Employees should then fax or email the CCO with the execution price that day. Employees will be responsible for writing up a formal trade ticket upon arrival back to the office to which the fax or email will be attached. Employees will not receive approval for new trades if "on the road" trade tickets have not been completed. Please note that again, if entering a limit order, the same rules as above apply with regard to re-entering trade information if the trade is not executed the same day.

                    PROHIBITED PURCHASES, SALES AND PRACTICES

      - Employees and related accounts are prohibited from profiting in the purchase and sale, or sale and purchase, within 60 calendar days of the same securities, options or any other product defined by the Code that would require authorization prior to trading. Any profits realized on such short-term trades will be subject to disgorgement.

      - Employees and related accounts are prohibited from participating in private placement deals and IPO's.

      - Employees are restricted from serving on the Board of Directors of any company that is publicly traded.

      - Employees are prohibited from accepting gifts having a monetary value over $100, but are allowed to accept gifts such as tickets to sporting events and theater events on an occasional basis, and may accept food gifts as long as they are shared with staff.

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REPORTING

All employees must submit for review to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all covered securities and brokerage accounts in which the employee or related account has, or by reason of a transaction, acquired Beneficial Ownership:

      - Initial Holdings Reports - Within 10 days of employment inception, each employee shall provide the Compliance Department with a list of security holdings (in the form of a brokerage or custodian statement) as of the most recent month end for the accounts that they are required to report, as well as list of all brokerage accounts for which they or related parties have direct or non-direct beneficial ownership to be indicated on Exhibit A to this Code. Exhibit A should be updated by employees when information regarding beneficial ownership of accounts changes no later than 15 days after such change.

      - Quarterly Transaction Reports - All employees shall report on a quarterly basis to the Chief Compliance Officer information with respect to transactions in any covered security in which such employee or related account has acquired any direct or indirect beneficial ownership in The report should include the transaction date, the security, the number of shares and the principal amount of the trade, as well as the executing broker. The Quarterly Report shall be made no later than 20 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. All employees shall submit a Quarterly Report for each quarter, including those quarters during which no securities transactions were effected. This report is included as Exhibit B to this Code.

      - Duplicate Broker Confirmations - The Compliance Department shall receive copies of all security transaction confirmations within 5 business days of transactions and monthly brokerage statements for all employee and employee related accounts from the custodial broker and within 10 business days after month-end. Employees should instruct custodians and brokers to forward all confirmations and statements to the attention of the Firm's Chief Compliance Officer. These confirmations and statements will be reviewed by the Compliance Department and crosschecked to previously approved employee transaction requests for accuracy.

      - Annual Holding Reports - Employees are required to instruct custodians/brokers to remit to the Compliance Department year-end brokerage statements for all accounts for which they have direct or indirect beneficial ownership as well as related accounts that fall under the scope of this Code, including accounts that

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            have not had any activity during the year and therefore would not generate quarterly brokerage statements. Such reports must be received by the Chief Compliance Officer no later than 30 days after year end.

      - Annual Certifications of Compliance - Employees must certify annually (by a date specified and on a form designated by the Chief Compliance Officer) included as Exhibit C to this Code, that the
            Employee:

            i) has received, read and understands the Code and recognizes that they are subject to the Code and any amendment made to the Code;

            ii)   has complied with all the requirements of the Code; and

            iii) has disclosed or reported all personal securities transactions, holdings, and accounts required by the Code to be disclosed or reported.

      - Reporting Exceptions - An employee shall not be required to make a report with respect to transactions effected for, and Covered Securities held in, any account over which such person does not have any direct or indirect control or influence.

VIOLATIONS

The SEC requires all employees to comply with applicable Federal Securities laws and report violations of the rules set out in the Code of Ethics promptly to the Chief Compliance Officer. Upon being apprised of facts that indicate that a violation of the Code may have taken place, the Chairman, CEO and CCO shall determine whether, in their judgment, the conduct being considered did in fact violate the provisions of the Code. If it is determined that a violation of the Code has occurred, sanctions appropriate to the circumstances will be imposed.

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DEFINITIONS

A) COVERED SECURITIES

Shall include:

      i) any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act. The term "covered security" is very broad, and includes items such as:

            -        Options on securities, on indexes and currencies;

            -        Interests in variable insurance products;

            -        Foreign unit trusts; and

            - Mutual fund investments in Funds that ECM acts in a sub-advisory capacity for.

COVERED SECURITIES does not include:

      i) Direct obligations of the U.S. government (e.g. treasury securities);

      ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

      iii) Shares issued by open-end mutual funds that are not advised or sub-advised by the Firm; and

      iv) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm.

B) TRANSACTIONS EXEMPTED FROM REPORTING

The Procedures cited in this Code shall not apply to transactions concerning:

      i) Non-Controlled Accounts. Purchases or sales effected in any account over which the employee has no direct or indirect influence or control;

TRANSACTIONS EXEMPTED FROM PRE-CLEARING AND QUARTERLY TRANSACTION REPORTING

      i) Automatic Dividend Reinvestments. Purchases that are part of an automatic dividend reinvestment plan;

      ii) Spin-Offs. The acquisition of a new security from the issuer of a security previously held;

      iii) Exercises and Sales of Rights. Purchases effected upon the exercise of rights issued by an issuer to all holders of a class of its securities, and sales of these rights so acquired; and

      iv) Gifts. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities.

C) DIRECT BENEFICIAL OWNERSHIP

Shall include:

      i) For your benefit by others; including but not limited to brokers, custodians and financial advisors;

      ii) For the benefit of your spouse, minor children or any relative or unrelated person who shares your home;

      iii)  By a partnership of which you are a partner;

      iv) By a company over which you have controlling influence and which is primarily engaged in the business of investing or trading in securities; and

      v) By a trust over which you have any direct or indirect control and under which either you or any member of your family is a beneficiary, or over which you have the power to revoke and vest or revest title to yourself.

If any employee has a question regarding whether they have a beneficial interest in an account, they should contact the Chief Compliance Officer for clarification.

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                           Exhibit A to Code of Ethics
                           EQUINOX CAPITAL MANAGEMENT

BROKERAGE ACCOUNTS

**MUTUAL FUND INVESTMENTS IN FUNDS THAT ECM ACTS IN A SUB-ADVISORY CAPACITY FOR17 WILL NEED TO BE DISCLOSED**

I hereby represent that I maintain account(s), with the brokers, dealers or banks listed below, in which Covered Securities (described in "A) Covered Securities") are held for my direct or indirect benefit, or the benefit of those described in "C) Direct Beneficial Ownership" of the Code of Ethics

NAME OF ACCOUNT                          ACCOUNT NUMBER                 NAME OF CUSTODIAN
------------------------------   ------------------------------   -----------------------------
------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

------------------------------   ------------------------------   -----------------------------

Name
     --------------------------------------------------
-----------------------------
17 Mutual Fund investments that ECM Acts in a sub-advisory capacity for are detailed in Appendix A to this document. That list will be updated annually, or more frequently if needed.

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Date __________________________________________________

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                          Exhibit B to Code of Ethics

EQUINOX CAPITAL MANAGEMENT

CODE OF ETHICS

QUARTERLY REPORT

NAME: ________________________________________            CALENDAR QUARTER ENDED
_____/_____/_____

During the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics.

           IF NONE, PLEASE STATE SO. ATTACH EXTRA PAGES AS NECESSARY.

                NATURE OF
               TRANSACTION                       NO. OF SHARES OR
  TRADE DATE   (PURCHASE/                         FACE AMOUNT OF                 PRINCIPAL AMOUNT OF BROKER/DEALER OR BANK EFFECTING
OF TRANSACTION    SALE)        NAME OF ISSUER           BONDS     PRICE PER UNIT   TRANSACTION                 TRANSACTION
-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------
-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

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

                NATURE OF
               TRANSACTION                       NO. OF SHARES OR
  TRADE DATE   (PURCHASE/                         FACE AMOUNT OF                 PRINCIPAL AMOUNT OF BROKER/DEALER OR BANK EFFECTING
OF TRANSACTION    SALE)       NAME OF ISSUER           BONDS      PRICE PER UNIT     TRANSACTION              TRANSACTION
-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------
-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

-------------- ----------- --------------------- ---------------- -------------- ------------------- -------------------------------

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control and (ii), other transactions not required to be reported. Direct Beneficial Ownership includes:

i) For your benefit by others; including but not limited to brokers, custodians and financial advisors;

ii) For the benefit of your spouse, minor children or any relative or unrelated person who shares your home;

iii)  By a partnership of which you are a partner;

iv) By a company over which you have controlling influence and which is primarily engaged in the business of investing or trading in securities; and

v) By a trust over which you have any direct or indirect control and under which either you or any member of your family is a beneficiary, or over which you have the power to revoke and vest or revest title to yourself.

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SIGNED

_______________________________________                 _______________________
Employee                                                   Date

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

                           Exhibit C to Code of Ethics

EQUINOX CAPITAL MANAGEMENT

CODE OF ETHICS

                               ANNUAL ATTESTATION

I have read and understand the Code of Ethics and Insider Trading Policy and recognize that I am subject its terms and conditions.

I certify that during the year _________, I have complied with the requirements of the Code of Ethics and Insider Trading Policy and have reported all securities transactions in accounts which I have a direct beneficial ownership in pursuant to the Code.

I also certify that I have reported all accounts which I have a direct beneficial ownership in pursuant to the Code.

SIGNED

_______________________________________                 _______________________
Employee                                                   Date

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

                                  APPENDIX "A"

As stated in the Code of Ethics for Equinox Capital Management:

**MUTUAL FUND INVESTMENTS IN FUNDS THAT ECM ACTS IN A SUB-ADVISORY CAPACITY FOR1 WILL NEED TO BE DISCLOSED**

AS OF 1/1/05 FUNDS THAT EQUINOX CAPITAL MANAGEMENT ACT AS SUB-ADVISER:

VANGUARD WINDSOR II FUND
AB FUNDS TRUST VALUE EQUITY FUND

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                           EQUINOX CAPITAL MANAGEMENT

                             INSIDER TRADING POLICY

SECTION I. POLICY STATEMENT ON INSIDER TRADING

Equinox Capital Management forbids any officer, director or employee from trading, either personally or on behalf of others (such as investment companies and private accounts managed by ECM), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." ECM's policy applies to every officer, director and employee and extends to activities within and outside their duties at ECM. Every officer, director and employee must read and retain this policy statement as well as sign an attestation to certify that it has been read and understood. Any questions regarding ECM's policy and procedures should be referred to the Chairman, CEO or Chief Compliance Officer.

The term "insider trading" is not defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

      1. Trading by an insider, while in possession of material nonpublic information, or

      2. Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

      3.    Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement you have any questions, you should consult the Chairman, CEO or Chief Compliance Officer.

      1. WHO IS AN INSIDER?

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, ECM may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be

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considered an insider.

      2. WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

      3. WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing on financial television networks such as CNBC or CNN, appearing in print publications such as the Wall Street Journal, or being electronically broadcast over Internet websites or news services would be considered public information.

      4. PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

            -     civil injunctions

            -     treble damages

            -     disgorgement of profits

            -     jail sentences

            - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

            - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by ECM, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT ECM INVESTMENT ADVISER'S POLICY AGAINST
            INSIDER TRADING

The following procedures have been established to aid the officers, directors and employees at ECM in avoiding insider trading, and to aid ECM in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee at ECM must follow these procedures or risk

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

serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

      1. IDENTIFYING INSIDE INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by ECM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

      i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

      ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being printed in publications of general circulation, broadcast electronically or televised?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

      i.    Report the matter immediately to the Chairman, CEO or CCO.

      ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by ECM.

      iii. Do not communicate the information inside or outside ECM, other than to the Chairman, CEO or CCO.

      iv. After the Chairman, CEO or CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

      2. RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within ECM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

      3. RESOLVING ISSUES CONCERNING INSIDER TRADING

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

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chairman, CEO or CCO before trading or communicating the information to anyone.

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